As filed with the Securities and Exchange Commission on September 14, 2020

Securities Act File No. 333-239402

1940 Act Registration No. 811-4603

U.S. SECURITIES AND EXCHANGE

COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

[  ] Pre-Effective Amendment No.

[x] Post-Effective Amendment No.   1

(Check appropriate box or boxes)

THRIVENT SERIES FUND, INC.

(Exact Name of Registrant as Specified in Charter)

901 MARQUETTE AVENUE, SUITE 2500

MINNEAPOLIS, MINNESOTA 55402-3211

(Address of Principal Executive Offices)

612-844-7190

(Area Code and Telephone Number)

JOHN D. JACKSON

ASSISTANT SECRETARY

THRIVENT SERIES FUND, INC.

901 MARQUETTE AVENUE, SUITE 2500

MINNEAPOLIS, MINNESOTA 55402-3211

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

No filing fee is due herewith because the Registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended, pursuant to which it has previously registered an indefinite number of shares of beneficial interest.

THRIVENT SERIES FUND, INC.

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A – Proxy Statement/Prospectus – Incorporated herein by reference to the definitive form of Proxy Statement /Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on July 24, 2020

Part B – Statement of Additional Information – Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act on July 24, 2020

Part C – Other Information

Signature Page

Exhibits – The purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on June 24, 2020: (i) the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (ii) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14. Part C of this Registration Statement has been updated as necessary. Other exhibits for the Registrant are filed herewith, as well.

PART C

OTHER INFORMATION

Item 15.	Indemnification

Section 4.01 of Registrant’s First Amended and Restated Bylaws contains provisions requiring the indemnification by Registrant of its directors, officers and certain others under certain conditions. If so required, Registrant shall indemnify its trustees, officers or employees for such expenses whether or not there is an adjudication of liability, if, pursuant to Investment Company Act Release 11330, a determination is made that such person is entitled to indemnification by: (i) final decision of the court before which the proceeding was brought; or (ii) in the absence of such a decision, a reasonable determination, based on factual review, that the person is entitled to indemnification is made by: (a) a majority vote of disinterested, independent trustees; or (b) independent legal counsel in a written opinion.

Advancement of expenses incurred in defending such actions may be made pursuant to Release 11330, provided that the person undertakes to repay the advance unless it is ultimately determined that such person is entitled to indemnification and one or more of the following conditions is met: (1) the person provides security for the undertaking; (2) Registrant is insured against losses arising by reason of any lawful advances; or (3) a majority of disinterested non-party trustees or independent legal counsel in a written opinion determines, based on review of readily available facts, that there is reason to believe the person ultimately will be found entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director or officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of Registrant in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Registrant and its officers, employees, and agents are insured under the fidelity bond required by Rule 17g-1 of the Investment Company Act of 1940.

Item 16.	Exhibits

1.1	Articles of Incorporation of the Registrant, incorporated by reference from Post-Effective Amendment No. 22 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 27, 1998.

1.2	Amendment to Articles of Incorporation adding Article VIII, incorporated by reference from Post-Effective Amendment No. 22 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 27, 1998.

1.3	Amendment to Articles of Incorporation changing Registrant’s name, incorporated by reference from Post-Effective Amendment No. 22 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 27, 1998.

1.4	Amendment to Articles of Incorporation increasing authorized shares, incorporated by reference from initial Form N-14 registration statement of LB Series Fund, Inc., file no. 333-111964, filed January 16, 2004.

1.5	Amendment to Articles of Incorporation changing Registrant’s name, incorporated by reference from Post-Effective Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-111912, filed on May 14, 2004.

2.	Restated Bylaws of the Registrant, incorporated by reference from Post-Effective Amendment No. 45 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 26, 2012.

3.	Not applicable

4.	Agreement and Plan of Reorganization, filed herewith.

5.	Not Applicable

6.1	Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 27 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 30, 2002.

6.2	Amendment No. 1 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Pre-Effective Amendment No. 1 to the registration statement on Form N-14 of LB Series Fund, Inc., file no. 333-111964, filed February 26, 2004.

6.3	Amendment No. 2 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30, 2019.

6.4	Amendment No. 3 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 35 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 22, 2005.

6.5	Amendment No. 4 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 39 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 25, 2008.

6.6	Amendment No. 5 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 41 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on February 16, 2010.

6.7	Amendment No. 6 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 41 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on February 16, 2010.

6.8	Amendment No. 7 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 47 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2013.

6.9	Amendment No. 8 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 49 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2014.

6.10	Amendment No. 9 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 53 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2016.

6.11	Amendment No. 10 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 53 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2016.

6.12	Amendment No. 11 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 53 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2016.

6.13	Amendment No. 12 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 53 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2016.

6.14	Amendment No. 13 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 28, 2017.

6.15	Amendment No. 14 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 28, 2017.

6.16	Amendment No. 15 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on February 12, 2018.

6.17	Amendment No. 16 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-224008, filed on July 3, 2018.

6.18	Amendment No. 17 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30, 2019.

6.19	Amendment No. 18 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 64 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on January 28, 2020.

6.20	Amendment No. 19 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

6.21	Amendment No. 20 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans, filed herewith.

6.22	Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and T. Rowe Price Associates, Inc., incorporated by reference from Post-Effective Amendment No. 27 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 30, 2002.

6.23	Amendment No. 1 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and T. Rowe Price Associates, Inc., incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

6.24	Amendment No. 2 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and T. Rowe Price Associates, Inc., incorporated by reference from Post-Effective Amendment No. 47 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2013.

6.25	Amendment No. 3 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and T. Rowe Price Associates, Inc., incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

6.26	Termination of Investment Sub-Advisory Services Letter to T. Rowe Price Associates, Inc., filed herewith.

7.1	Distribution Agreement between Registrant and Thrivent Distributors, LLC, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30, 2019.

7.2	Amendment No. 1 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30, 2019.

7.3	Amendment No. 2 to Distribution Agreement, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

7.4	Amendment No. 3 to Distribution Agreement, filed herewith.

8.	Not applicable

9.	Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on February 12, 2018.

10.	Not Applicable

11.	Opinion and Consent of Counsel, incorporated by reference from initial registration statement of Registrant on Form N-14, file no. 333-239402, filed on June 24, 2020.

12.	Opinion of Counsel as to tax matters and consequences to shareholders, filed herewith.

13.1	Expense Reimbursement Letter Agreement, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

13.2	Participation Agreement among Registrant, Thrivent Financial for Lutherans and the separate accounts, incorporated by reference from Pre-Effective Amendment No. 1 to the registration statement on Form N-14 of LB Series Fund, Inc., file no. 333-111964, filed February 26, 2004.

13.3	Form of Participation Agreement among Registrant, Thrivent Financial for Lutherans and other insurance companies, incorporated by reference from Post-Effective Amendment No. 60 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 27, 2018.

13.4	Administrative Services Agreement between Registrant and Thrivent Financial for Lutherans, incorporated by reference from Post-Effective Amendment No. 40 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 27, 2009.

13.5	Amendment No. 1 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 49 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 29, 2014.

13.6	Amendment No. 2 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 28, 2017.

13.7	Amendment No. 3 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 28, 2017.

13.8	Amendment No. 4 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 56 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 28, 2017.

13.9	Amendment No. 5 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on February 12, 2018.

13.10	Amendment No. 6 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-224008, filed on July 3, 2018.

13.11	Amendment No. 7 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30, 2019.

13.12	Amendment No. 8 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30, 2019.

13.13	Amendment No. 9 to Administrative Services Agreement, incorporated by reference to Post-Effective Amendment No. 64 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on January 28, 2020.

13.14	Amendment No. 10 to Administrative Services Agreement, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

13.15	Amendment No. 11 to Administrative Services Agreement, filed herewith.

13.16	Transfer Agency and Services Agreement between Registrant and Thrivent, incorporated by reference to Post-Effective Amendment No. 64 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on January 28, 2020.

13.17	Amendment No. 1 to Transfer Agency and Services Agreement, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

13.18	Amendment No. 2 to Transfer Agency and Services Agreement, filed herewith.

13.19	Agency Securities Lending Agreement between Registrant and Goldman Sachs Bank USA, incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on February 12, 2018.

13.20	Amendment to Schedule 1 of Agency Securities Lending Agreement dated June 25, 2018, incorporated by reference from Post-Effective Amendment No. 1 to the registration statement on Form N-14 of Thrivent Series Fund, Inc., file no. 333-224008, filed on July 3, 2018.

13.21	Amendment to Schedule 1 of Agency Securities Lending Agreement dated August 9, 2019, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

13.22	Amendment to Schedule 1 of Agency Securities Lending Agreement dated February 28, 2020, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

13.23	Amendment to Schedule 1 of Agency Securities Lending Agreement dated April 29, 2020, incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2020.

13.24	Amendment to Schedule 1 of Agency Securities Lending Agreement dated August 31, 2020, filed herewith.

14.	Consent of Independent Registered Public Accounting Firm, incorporated by reference from initial registration statement of Registrant on Form N-14, file no. 333-239402, filed on June 24, 2020.

15.	Not applicable

16.	Powers of Attorney, incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30, 2019.

17.	Form of Proxy Card, incorporated by reference from initial registration statement of Registrant on Form N-14, file no. 333-239402, filed on June 24, 2020.

Item 17.	Undertakings

(1)

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant in the City of Minneapolis, State of Minnesota, on this 14th day of September, 2020.

THRIVENT SERIES FUND, INC.

/s/ John D. Jackson
John D. Jackson
Assistant Secretary

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 14th day of September, 2020.

Signature	Title

/s/ David S. Royal	Director and President (Principal Executive Officer)
David S. Royal

/s/ Gerard V. Vaillancourt	Treasurer (Principal Financial and Accounting Officer)
Gerard V. Vaillancourt

*	Director
Janice B. Case

*	Director
Robert J. Chersi

*	Director
Marc S. Joseph

*	Director
Paul R. Laubscher

*	Director
James A. Nussle

*	Director
Verne O. Sedlacek

*	Director
Constance L. Souders

*	Director
Russell W. Swansen

*

John D. Jackson, by signing his name hereto, does hereby sign this document on behalf of each of the above- named Directors of Thrivent Series Fund, Inc. pursuant to the powers of attorney dated February  26, 2019 and incorporated herein by reference to Post-Effective Amendment No. 62 to the registration statement of Thrivent Series Fund, Inc. file no. 33-3677, filed on April 30, 2019.

Dated: September 14, 2020	/s/ John D. Jackson
John D. Jackson
Attorney-in-Fact